UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 10, 2013
LIBERTY ENERGY CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-54596	205024859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Two Allen Center, Suite 1600, 1200 Smith Street, Houston, Texas		89701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(713) 353-4700
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

Effective April 12, 2013, Liberty Energy Corp. ("our company") entered into a share issuance agreement dated April 11, 2013 with Petro Fund 1 (“Petro”).  Pursuant to this agreement, Petro will make available up to $3,650,000 in funds on request by and to our company until April 11, 2016, which may be extended up to 12 months.  Upon receipt by our company of any funds pursuant to the agreement, we will issue to Petro, in lieu of repayment of funds provided, a number of common shares of our company equal to the value of funds provided at a deemed price per share equal to 95% of the volume weighted average of the closing price of our common stock for the ten banking days preceding the request of funds and at no less than $0.05 per share.

Also effective April 12, 2013, our company entered into a securities purchase agreement with Asher Enterprises, Inc. dated April 10, 2013.  Under the terms of the agreement, our company issued an 8% convertible promissory note, in the principal amount of $32,500 (the “Note”), which matures on January 15, 2014 and may be converted into shares of our company’s common stock at a rate of 61% of the market price on any conversion date, any time after 180 days from April 10, 2013, subject to adjustments as further set out in the Note.   Our company has the right to prepay the Note within 30 days of April 10, 2013, in consideration of the payment of an amount equal to 115%, multiplied by the sum of (1) the then outstanding principal amount of the Note; (2) accrued and unpaid interest on the unpaid principal; (3) default interest, if any; and (4) any fees, pursuant to the agreement, related to the late delivery of converted shares. Our company received the sum of $32,500 principal under the Note on April 10, 2013.

The Note is issued to Asher Enterprises, Inc. pursuant to Rule 506 of Regulation D of the Securities Act of 1933 on the basis that they represented to our company that they were an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

Item 9.01	Financial Statements and Exhibits
10.1	Form of Share Issuance Agreement dated April 11, 2013 with Petro Fund 1.
10.2	Form of Securities Purchase Agreement dated April 10, 2013 with Asher Enterprises, Inc.
10.3	Form of Convertible Promissory Note dated April 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY ENERGY CORP.
/s/Ian Spowart
Ian A. Spowart
President and Director
Date:	April 16, 2013